Exhibits 5.1 and 23.1

December 16, 2009

Quicksilver Gas Services LP
777 W. Rosedale Street
Fort Worth, Texas 76104

Ladies and Gentlemen:

We have acted as counsel for Quicksilver Gas Services LP, a Delaware limited partnership (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-161680) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  This opinion letter is rendered in connection with the issuance and sale of 4,000,000 common units representing its limited partnership interests (the “Common Units”).

We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, we are of the opinion that when the Common Units are issued and delivered in accordance with the Underwriting Agreement dated December 11, 2009 made by and between the Company and the several underwriters named therein, such Common Units will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion is rendered solely to you in connection with the above matter.  This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,

/s/ Davis Polk & Wardwell LLP